                                                                   EXHIBIT 10.18

                                                                       EXHIBIT D

                              INFOCURE CORPORATION

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the ____ day of ________________, 1997 between INFOCURE CORPORATION, a Delaware corporation ("Company"), and Marc Kloner ("Executive").

         WHEREAS, the Company, through its subsidiaries, has developed and is marketing computer software programs and related services in the health care industry and continues to develop and market such software programs and related services;

         WHEREAS, the Company agrees to employ Executive as an executive to provide the services set forth herein; and

         WHEREAS, Executive agrees to provide such services in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. EMPLOYMENT/DUTIES. (a) The Company shall employ Executive as an executive during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive's initial position shall be Chief Scientist of the Dental Division of the Company and President of KComp Management Systems, Inc. ("Subsidiary") and shall have accountability for the operating performance of the Dental Division. Additional responsibilities will include assisting the Company with organization restructuring, national marketing projects and acquisitions.

                 (b) Executive shall have such powers and duties as assigned to him by the President of the Company and Board of Directors of Subsidiary from time to time.

                 (c) Executive shall keep the President of the Company and the Board of Directors of the Subsidiary timely advised of all significant developments and opportunities and shall timely consult with the President of the Company and the Board of Directors of the Subsidiary on all significant policies and contracts. Executive's powers and duties are subject to the supervision and instructions of the Board of Directors of Subsidiary and the President of the Company.

                 (d) Executive will use commercially reasonable efforts to perform his duties during normal working hours in accordance with the applicable business plans and budgets and policies in effect from time to time as approved by the Board of Directors of Subsidiary.

                 (e) Executive agrees that he will at all times to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

         2.      COMPENSATION.

                 (a)      Base Salary.

                          (i) During the term of his employment, including any extension thereof pursuant to this Agreement, the Company will pay to Executive a base salary ("Base Salary") of $110,000 per year, payable in arrears in equal semi-monthly payments at the Company's normal pay periods. The Base Salary rate shall increase as of the first anniversary of this Agreement and each subsequent anniversary by the increase of the Consumer Price Index for All Urban Consumers (base years 1982-1984 = 100), All Items, Los Angeles-Anaheim-Riverside for the then most recent 12 months published by the U.S. Department of Labor, Bureau of Labor Statistics (the "Index"). If the Index is changed so that the base year differs, then the Index shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised, then the government index or computation with which it is replaced shall be used to obtain substantially the same result as if the Index had not been discontinued or revised. In the event of a disability, to the extent payments are received under an employer-sponsored disability program, the payments hereunder are to be reduced by an amount equal to such disability payments.

         (b)     Incentive Compensation.

                          (i) During the term of Executive's employment hereunder, including any extension thereof, in addition to the Base Salary as provided in paragraph 2(a)(i), Executive will be eligible for annual incentive compensation ("Incentive Compensation") as set forth hereinafter. Executive's Incentive Compensation shall be based upon the Operating Income from operations of the "Dental Division" of the Company. Initially the Dental Division shall consist only of the Subsidiary.

                          (ii) The Incentive Compensation shall be a percentage of the Operating Income as defined in the Stock Purchase Agreement dated February 14, 1997. The fiscal year of the Dental Division shall be the year ending each January 31. The Base Amount is to be adjusted from time to time as set forth in subparagraph (b)(iii) and thereafter the Incentive Compensation will be based upon the then applicable Adjusted Base Amount. If the Operating Income of the Subsidiary is less than $427,000 ("Base Amount"), no Incentive Compensation will be earned unless an additional business(es) has been acquired and has been included in the Dental Division and the combined Operating Income exceeds the then applicable Adjusted Base Amount (as hereinafter defined). To the extent that the Operating Income of the Dental Division exceeds the Base Amount or Adjusted Base Amount, as the case may be, during a fiscal year, Executive shall receive Incentive Compensation for each fiscal year calculated as follows:

                    Range of Increase in
                 Operating Income Above
                     Base Amount or
                 Adjusted Base Amount                 Incentive Compensation
                 ---------------------                ----------------------
                 Less than $500,001                   20% of amounts above
                                                       the Base Amount or
                                                       Adjusted Base Amount

                 More than $500,000 but less          10% of amounts
                   than $1,000,001                     over $500,000

                 More than $1,000,000                 5% of amounts
                                                       over $1,000,000

                          (iii) The Base Amount is to be adjusted to reflect any acquisition or disposition of businesses of the Dental Division of the Company, in whole or in part, in good faith. The Base Amount as adjusted from time to time is herein referred to as the "Adjusted Base Amount." In the event an acquisition or disposition of a business occurs during a fiscal year, the annual Adjusted Base Amount shall be prorated for such year but the full annual Adjusted Base Amount shall be used for all other periods.

                          (iv) In addition, if the Dental Division of the Company acquires any additional business(es), the Executive is entitled to additional Incentive Compensation equal to 5% of the Operating Income of all such other business(es) (excluding the Subsidiary) comprising the Dental Division of the Company during the twelve months immediately following such acquisition, not to exceed the Adjusted Base Amount established for such additional business(es).

                          (v) All business engaged in the development and marketing of dental practice management software systems which are hereafter acquired by Company with the assistance of Executive shall be included in the Dental Division. Dental practice management systems include all dental specialties excluding oral surgery and orthodontics.

                 (c) Automobile Allowance. Executive shall receive an automobile allowance of $1,000 per month and operating costs when operated for business purposes. The automobile allowance is payable semi-monthly together with the Base Salary of the Executive.

                 (d) Business Allowance. There shall be established a business expense allowance of $6,000 per year for each twelve-month period of this Agreement (prorated for portions of a year) for such business expenses incurred by the Executive in his sole discretion which are not otherwise authorized under the Company's policies. Executive may incur, and the Company shall pay, such business expenses as designated by the Executive not to exceed in each twelve-month period the annual business expense allowance in the aggregate.

                 (e) Employee Benefit Program. Executive shall be eligible to participate in all employee benefit programs, including medical and hospitalization programs, now or hereafter made available to its employees, subject to the terms and conditions of such programs, including eligibility.
It is understood that the Company reserves the right to modify and rescind any program or adopt new programs in its sole discretion. The Company may, in its sole discretion, maintain key man life insurance on the life of Executive and designate the Company as the beneficiary. Executive agrees to execute any documents necessary to effect such policy. The Company shall use commercially reasonable efforts to provide Executive with medical and hospital coverage which is equivalent to that which is currently in effect for employees of the Subsidiary for 12 months. The parties acknowledge that the Company intends to implement uniform employee benefits throughout the Company and its subsidiaries at reasonable costs and thus such programs will not be identical to the current programs; provided, however, the Company will make no change that will exclude the Executive, his spouse and members of his family from having coverage.

                 (f) Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of the Company then in effect.

                 (g) Vacation. Executive shall be entitled to four (4) weeks of vacation for each full year of service. For the period from the date of this Agreement through December 31, 1997, Executive shall be entitled to vacation equal to the prorated portion of such four (4) weeks (calculated as 4 times the fraction of the number of days in 1997 from the date of this Agreement divided by 365). Vacations shall be taken at such times as not to materially interfere with the business of the Company. The vacation time must be taken within the time period specified in the program or as otherwise mutually agreed in writing, otherwise it expires to the extent not used as of each December 31.

         3. TERM. The term of the employment of Executive under this Agreement shall be for a period of two (2) years ("Initial Term") commencing on the date hereof and ending on the second (2nd) anniversary thereof, subject to earlier termination as provided in paragraph 4. The term of employment shall automatically continue after the Initial Term under this Agreement, subject to earlier termination as provided in paragraph 4, for additional one-year terms unless it is terminated at the end of the Initial Term or as of any anniversary of the Initial Term, as the case may be, by either party upon sixty (60) days prior written notice. If the employment of Executive continues thereafter, absent a written agreement, the employment shall be at will and the provisions of this Agreement shall be of no force and effect with respect to such subsequent period, except for the provisions of paragraphs 5, 6, and 7.

         4.      EARLY TERMINATION.

                 (a) For Cause. (1) Notwithstanding the foregoing, the Company may terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon written notice effective immediately. The term "for cause" shall mean (i) the continued failure by Executive substantially to perform his duties as provided in paragraph 1, in a reasonably professional manner (other than due to total disability or death) for a period of thirty
(30) days after a written demand for substantial performance is delivered to Executive by the Board of Directors or Chairman or President of the Company, which demand identifies the manner in which the Board or Chairman or President believes Executive has not substantially performed his duties, (ii) the unauthorized dissemination of material trade secrets or other material proprietary property of the Company or its parent or subsidiaries of its parent, (iii) the conviction of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (iv) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in financial gain or personal enrichment of Executive or any related person or affiliated company or are intended to cause harm or damage to the Company or its parent or subsidiaries of its parent, (v) the illegal use of controlled substances, (vi) the use of alcohol so as to have a material adverse effect on the performance of his duties, (vii) the misappropriation or embezzlement of assets of the Company or its parent or subsidiaries of its parent, (viii) the making of disparaging remarks regarding the Company or its parent or subsidiaries of its parent or the products or services of any such person to suppliers and/or customers of the Company, its parent or subsidiaries of its parent, or (ix) the breach of any other material term or provision of this Agreement to be performed by Executive which has not been cured within thirty (30) days of his receipt of written notice of such breach.

                          (2)     Upon termination for cause the Company shall
have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause, except for Base Salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the effective date of the termination of employment for cause.

                 (b)      Termination Upon Death or Disability.

                          (1)     The employment of Executive shall terminate
upon his death or, ten (10) business days after written notice by the Company of termination, upon or during the continuance of the total disability (as hereinafter defined) of Executive.

                          (2)     Upon termination upon death or upon or during
total disability, the Company shall have no further obligation to pay any compensation for periods after the effective date of such termination, except for Base Salary (together with any expense reimbursement, accrued unused vacation, and the accrued auto allowance per paragraph 2(c)) and Incentive Compensation which accrued as of the termination date.

                          (3)     The term "total disability" means the
inability of Executive to substantially perform his duties hereunder for a continuous period of thirty (30) days unless extended in writing by the Company. Total disability shall be deemed to commence upon the expiration of such continuous thirty (30) day period. In the event of any dispute as to the "total disability" of the Executive, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Executive agrees to submit medical records requested and to submit to such examination and testing requested by such physician.

                 (c)      Termination by Company without Cause.

                          In the event the Company terminates the employment of
the Executive, except for cause, prior to the expiration of term of this Agreement as set forth in paragraph 3 hereof, the Company will pay Executive, as its sole and exclusive liability hereunder, an amount equal to six (6) months of the Executive's then current monthly base salary. Payment shall be made within 5 days of such termination.

                 (d)      Termination by Executive.

                          Executive may terminate this Agreement (i) at any
time and for any reason upon written notice, and (ii) upon the breach of any material term or provision of this Agreement to be performed by the Company which has not been cured within thirty (30) days (but only five (5) business days in the event of the Company's failure to pay monies due under this Agreement) of the Company's receipt of written notice of such breach.

         5.      COVENANT NOT TO COMPETE.

                 (a) Executive agrees that for the period commencing on the date hereof and ending one (1) year after the expiration of the term of his employment under this Agreement (and if employment is continued thereafter "at will," then after termination of his employment with the Company or its parent or subsidiaries of its parent for any reason thereafter), Executive will not, alone or with others, directly or indirectly, own, manage, operate, join, control, participate in the ownership, management, operation or control of, be employed by, consult with, advise or be connected in any other manner with any business which develops, distributes or markets software programs and/or services which compete with the software programs and services of the kind currently marketed by the Subsidiary for use in the United States ("Territory") other than with the

Company and its parent and subsidiaries of its parent. This covenant not to compete shall not prohibit (i) ownership by Executive of not more than one percent (1%) of the equity securities of companies listed on any United States stock exchanges or traded over the counter or (ii) engagements which do not involve, directly or indirectly, the development, distribution or marketing of competitive products or services by entities engaged in such competitive businesses. The software programs and services currently marketed by the Subsidiary are practice management software products and services for use by health care providers, including the utilization of EDI services by such health care providers. This paragraph 5(a) shall terminate in the event Executive terminates this Agreement pursuant to paragraph 4(d)(ii).

         The terms "distributes" and "markets" do not include distribution of software programs by retail software outlets.

                 (b) Each city and county of each state and each state in the Territory and each month of time covered by this covenant not to compete shall be deemed a severable unit and should any court determine that the inclusion of all states, cities and counties or months would render any such undertaking unreasonable or unenforceable for any reason, those units which are necessary in the judgment of the court to be deleted in order to render such an undertaking reasonable and enforceable shall be deemed free of such non-compete undertaking, but such undertaking shall remain in full force and effect as to every other unit of territory and time.

         6.      NON-SOLICITATION OF CUSTOMERS.

                 Executive agrees that during the period of one year immediately following termination of his employment for any reason with the Company by himself or by the Company, the Executive shall not on his own behalf or on behalf of any other person, including any other corporation, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of the Company or any representative of any customer or prospective customer of the Company with a view to the sale (licensing or lease) of any software program or service competitive or potentially competitive with any software program or service sold, licensed, leased, provided or under development by the Company or any subsidiary during the period of two years immediately preceding termination of his employment with the Company or any subsidiary of the Company for any reason provided that the restrictions set forth in this paragraph 6 shall apply only to customers or prospects of the Company or representative thereof with which the Executive had contact during such two-year period. The actions prohibited by this paragraph 6 shall not be engaged in by the Executive directly or indirectly. This paragraph 6 shall terminate in the event Executive terminates this Agreement pursuant to paragraph 4(d)(ii).

         7.      NON-SOLICITATION OF EMPLOYEES.

                 Executive agrees that, during his employment and for a period of one year following termination of his employment with the Company for any reason by himself or by the Company, the Executive will not, directly or indirectly, solicit or in any manner encourage employees of the Company or any subsidiary to leave its employ for an engagement in any capacity by another person. This paragraph 7 shall terminate in the event Executive terminates this Agreement pursuant to paragraph 4(d)(ii).

         8. DISCOVERIES, PATENTS, INVENTIONS AND COPYRIGHTS. Executive shall execute simultaneously with the execution of this Agreement the standard employee agreement of the Company regarding discoveries, patents, inventions and copyrights, a copy of which is attached hereto as Exhibit A.

         9. SPECIFIC PERFORMANCE. Because of his knowledge and experience, Executive agrees that the Company shall be entitled to specific performance or an injunction or other similar relief in addition to all other rights and remedies it might have for any violation of the undertakings set forth in paragraphs 5, 6 and 7 of this Agreement without the posting of a bond or other security and without the proof of actual damages.

         10. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or by express mail, overnight courier or other similar method or by facsimile transmission (provided a copy is also sent by registered or certified mail), or five (5) days after deposit of the notice in the U.S. Mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

                 (a)      If to the Company:

                                  InfoCure Corporation
                                  2970 Clairmont Road, Suite 950
                                  Atlanta, Georgia  30329
                                  Attention:  President

                 (b)      If to Executive:

                                  Marc Kloner
                                  21058 Mendenhall Court
                                  Topanga, California 90212


         11. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives and heirs, and by the Company and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive. This Agreement may be assigned by the Company to any subsidiary of the Company or of its parent, if any, and to any successor of its business; provided, however, such assignment shall not relieve the Company of its obligations hereunder.


         12. ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements and understandings oral or written. All prior agreements between Executive and the Company or any subsidiary are null and void, as of the date hereof, except for such accrued liabilities that are recorded as a liability as of such date on the financial books and records of such company.

         13. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing at the date thereof of the AAA to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement.
All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

         14. AMENDMENTS. This Agreement may not be amended or modified except in a writing signed by both parties.

         15. WAIVERS. The failure of either party to insist upon a strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.

         16. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       INFOCURE CORPORATION



                                       By:
                                           -------------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

                                  EXECUTIVE




                                  ----------------------------------------------
                                  Name: Marc Kloner